Exhibit 1

HORIZON ENERGY DEVELOPMENT, INC.
BALANCE SHEET
(Unaudited)

                                                      At March 31, 2002
                                                      -----------------
ASSETS
Property Plant & Equipment
   Property Plant & Equipment                           $286,974,333
   Accumulated D, D & A                                 (102,875,906)
                                                        ------------
Net Property, Plant & Equipment                          184,098,427
                                                        ------------

Current Assets:
   Cash and Temporary Cash Investments                    10,332,106
   Notes Receivable-Intercompany                           1,300,000
   Receivables - Net                                       7,647,130
   Accounts Receivable-Intercompany                           19,638
   Unbilled Utility Revenue                                2,575,716
   Materials/Supplies - Average Cost                       2,639,430
   Prepayments                                                33,895
                                                        ------------
Current Assets                                            24,547,915
                                                        ------------

Other Assets                                              10,760,961
                                                        ------------

Total Assets                                            $219,407,303
                                                        ============

CAPITALIZATION & LIABILITIES
Capitalization:
   Capital Stock of Subsidiaries                        $      4,750
 Paid in Capital                                          38,245,591
   Earnings Reinvested in Business                        (4,376,960)
   Accumulated Other Comprehensive Income (Loss)         (14,388,423)
                                                        ------------
Total Common Stock Equity                                 19,484,958

   Long-Term Debt Net of Current Portion                  22,946,626
   Notes Payable - Intercompany - Long Term               80,000,000
                                                        ------------
Total Capitalization                                     122,431,584
                                                        ------------

Minority Interest in Foreign Subsidiaries                 25,531,494
                                                        ------------

Liabilities:
   Notes Payable to Banks                                  2,256,381
   Notes Payable - Intercompany                           28,300,000
   Long Term Debt Due Current                              7,336,437
   Accounts Payable - Other                                9,651,812
   Accounts Payable - Intercompany                         4,186,521
   Other Accruals & Current Liabilities                    7,114,121
                                                        ------------
Total Current Liabilities                                 58,845,272
                                                        ------------

Deferred Credits:
   Accumulated Deferred Income Tax                        11,690,050
   Fair Market Value of Derivative
    Financial Statements                                     214,954
   Other Deferred Credit                                     693,949
                                                        ------------
Total Deferred Credits                                    12,598,953
                                                        ------------

Total Capitalization & Liabilities                      $219,407,303
                                                        ============